Exhibit 34.1

[Deloitte Logo]	Deloitte & Touche LLP 111 S. Wacker Drive Chicago, IL 60606-4301 USA

Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

John Deere Capital Corporation

We have examined John Deere Capital Corporation and subsidiaries’ (the Company) compliance with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for John Deere Owner Trust 2006 as of October 31, 2006 and for the period from June 20, 2006 (inception) through October 31, 2006, excluding criteria 1122 (d)(2)(ii), 1122 (d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different servicer), and 1122(d)(4)(ix) - (xiii) and (xv), which management has determined are not applicable to the activities performed by the Company with respect to John Deere Owner Trust 2006.  Management is responsible for the Company’s compliance with the servicing criteria.  Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to John Deere Owner Trust 2006, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provided a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with 1122 (d)(3)(i) of the aforementioned applicable servicing criteria.  The Form 10-D filed with the Securities and Exchange Commission on September 1, 2006 was two days past the deadline.

In our opinion, except for the material noncompliance described in the preceding paragraph, the Company complied with the aforementioned applicable servicing criteria as of October 31, 2006 and for the period from June 20, 2006 (inception) through October 31, 2006 for John Deere Owner Trust 2006, in all material respects.

/s/ Deloitte & Touche LLP

January 12, 2007